UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2012

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34734	20-2454942
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 S. PENNSYLVANIA AVE. CUDAHY, WISCONSIN 53110

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (414) 615-1500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Determination of 2012 Base Salaries and Incentive Bonus Plan for Named Executive Officers

Effective February 22, 2012, the compensation committee of our board of directors approved the 2012 base salaries and 2012 cash bonus program for our named executive officers, Mark A. DiBlasi, Peter R. Armbruster, Scott L. Dobak, and Brian J. van Helden. The 2012 base salary increases will be effective as of February 19, 2012. For 2012, the compensation committee also determined to continue the Company’s annual cash bonus program for our named executive officers that will be based on a company-wide EBITDA (earnings before interest, taxes, depreciation, and amortization) goal that is consistent with our board-approved 2012 budget. In addition, a portion of the annual cash bonus program for Messrs Dobak and van Helden will be based on a business unit EBITDA goal that is consistent with our board-approved 2012 budget. Actual cash bonus payouts for 2012 performance will be determined by our compensation committee or board of directors and paid in early 2013, and may be above or below target bonus levels.

The table below lists the 2012 base salaries and cash bonus levels for each of our named executive officers.

	September 30,	September 30,	September 30,	September 30,	September 30,
Name	2012 Base Salary	Annual Incentive Bonus Levels as % of Base Salary
		80% of Target (1)	90% of Target	100% of Target	150% of Target (2)
Mark A. DiBlasi	$415,000	20%	40.0%	60%	135%
Peter R. Armbruster	$260,000	15%	32.5%	50%	100%
Scott L. Dobak (3)	$360,000	15%	32.5%	50%	100%
Brian J. van Helden (4)	$275,000	15%	32.5%	50%	100%

(1)

Represents the percentage of 2012 base salary that the executive is eligible to receive if we achieve 80% of the EBITDA target established by our board of directors. Bonuses will not be earned if EBITDA is less than 80% of target.

(2)	Represents maximum potential bonus payout.

(3)	20% of Mr. Dobak’s cash bonus potential will be based on the EBITDA of our less-than-truckload business unit.

(4)	20% of Mr. van Helden’s cash bonus potential will be based on the EBITDA of our truckload brokerage business unit.

Grants of Restricted Stock Units

Effective February 22, 2012, the compensation committee of our board of directors also approved the grant to our named executive officers of time-vest restricted stock units (RSUs) based on relevant compensation survey data and discussions with our third-party compensation consultant, Compensia, Inc. Our named executive officers were granted a specified dollar value of RSUs, with the specific number of RSUs calculated using the 20-day trailing average closing sales price for our common stock as of the grant date. Messrs. DiBlasi, Armbruster, Dobak, and van Helden received $230,000, $120,000, $120,000, and $120,000 of time-vest RSUs, respectively. Based upon the 20-day trailing average closing sales price for our common stock as of the grant date of $16.53, Messrs. DiBlasi, Armbruster, Dobak, and van Helden received 13,914, 7,259, 7,259, and 7,259 RSUs, respectively. On February 22, 2012, the closing sales price of our common stock was $17.69.

Each RSU is equal in value to one share of our common stock, and the RSUs vest 25% on each of March 1, 2013, 2014, 2015, and 2016. Recipients of RSU awards generally must remain employed by us on a continuous basis through the end of the relevant vesting period in order to receive any amount of the RSUs covered by that award, except that recipients may be entitled to accelerated delivery of a portion of unvested RSUs in the case of the recipient’s death or disability, or upon a change in control.

The foregoing is a summary only and does not purport to be a complete description of all of the terms contained in the form of Restricted Stock Unit Agreement, and is subject to and qualified in its entirety by reference to the form of Restricted Stock Unit Agreement attached as Exhibit 10.20 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2011 and incorporated by reference into this Item 5.02.

Item 8.01.	Other Events.

Effective February 22, 2012, the compensation committee of our board of directors also approved grants of RSUs to our independent directors. The RSU grants are part of our previously disclosed plan to make equity-based awards to our independent directors in order to adjust director compensation levels to those customary for boards of directors for similarly situated companies. Effective February 22, 2012, we granted $35,000 of RSUs to each of our independent directors. Based upon the 20-day trailing average closing sales price for our common stock as of the grant date of $16.53, each of our independent directors received 2,117 RSUs. On February 22, 2012, the closing sales price of our common stock was $17.69.

Each RSU is equal in value to one share of our common stock, and the RSUs vest 25% on each of March 1, 2013, 2014, 2015, and 2016. Each director receiving RSU awards generally must remain a member of our board of directors through the end of the relevant vesting period in order to receive any amount of the RSUs covered by that award, except that recipients may be entitled to accelerated delivery of a portion of unvested RSUs in the case of the recipient’s death or disability, or upon a change in control.

The foregoing is a summary only and does not purport to be a complete description of all of the terms contained in the form of Restricted Stock Unit Agreement, and is subject to and qualified in its entirety by reference to the form of Restricted Stock Unit Agreement attached as Exhibit 10.20 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2011 and incorporated by reference into this Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Date: February 28, 2012	By:	/s/ Peter R. Armbruster
Peter R. Armbruster
Chief Financial Officer

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